Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-191481) and Form S-8 (No. 333-187796) of Hi-Crush Partners LP (the “Partnership”) of (i) our report dated February 28, 2014 relating to the consolidated financial statements of the Partnership and (ii) our report dated March 13, 2013 relating to the consolidated financial statements of Hi-Crush Proppants LLC (Predecessor), both of which appear in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013.
/S/ PRICEWATERHOUSECOOPERS LLP
Houston, Texas
February 28, 2014